Exhibit 99

USANA Health Sciences Announces Fourth Quarter and Full-Year 2011 Financial Results

  2011 marks the 9th consecutive year of record sales ($581.9 million)
  Fourth quarter net sales increase by 6.1% to $145.9 million
  Earnings per share increase to a record $3.26 for the year and $0.87 for the quarter
  Company generated $70 million in cash during 2011
  Company provides 2012 financial outlook

SALT LAKE CITY--(BUSINESS WIRE)--February 7, 2012--USANA Health Sciences, Inc. (NYSE: USNA) today announced financial results for its fiscal fourth quarter and full year ended December 31, 2011.

Financial Performance

Net sales in the fourth quarter of 2011 increased by 6.1% to $145.9 million, compared with $137.5 million in the prior year period. This net sales growth was driven by the Company’s Asia Pacific region and was partially offset by a continued decline in net sales in the North America region.

Net earnings in the fourth quarter increased by 6.2% to $13.2 million, compared with the prior year period. This increase was due to improved gross profit margins and lower relative selling, general and administrative expenses, which were partially offset by increased associate incentive expense and a higher effective tax rate. Earnings per share for the quarter increased 16.0% to $0.87, compared with $0.75 in the fourth quarter of the prior year. This increase resulted from higher net earnings and a lower number of diluted shares outstanding due to share repurchases over the last 12 months.

Mr. Dave Wentz, Chief Executive Officer, said, “USANA’s 2011 record top-and-bottom-line results were the result of the significant effort put forth by our management team, employees and Associates around the world to drive financial performance, despite the challenges we faced during the year. Our planned market-specific promotions and events in the quarter contributed to our strong results and created positive momentum for the business going into 2012.”

Regional Results

Net sales in the Asia Pacific region increased by 14.0% to $88.9 million, compared with $78.0 million for the fourth quarter of the prior year. This improvement was due to strong sales growth in the Philippines, Hong Kong, South Korea and China. The number of active Associates in this region increased by 1.4%, due largely to growth in the Philippines, South Korea and China, and was partially offset by the expected decline in the number of active Associates in Hong Kong. Associate counts increased 157.1% in the Philippines, 50% in South Korea and 16.7% in China.

“Our Asia Pacific region continues to drive our growth,” continued Mr. Wentz. “With strong growth in emerging markets such as the Philippines, South Korea and China, along with our addition of Thailand in the first quarter of 2012, we are optimistic about the future of this region. Additionally, we continued to advance our integration of China during the fourth quarter, with the successful launch of several key USANA products. China remains our most significant growth opportunity in Asia Pacific, and we remain focused on educating and training our Associates to take advantage of the significant opportunities this market has to offer.”

During the fourth quarter of 2011, net sales in the North America region decreased by 4.2% to $57.1 million, compared with the fourth quarter of the prior year. The number of Active Associates in North America declined by 9.3%, compared with the fourth quarter of the prior year.

Mr. Wentz added, “We have begun implementation of our North America stabilization and growth strategy. This strategy is centered on personalization and innovation, including North America-specific incentive offerings. While this is a long-term strategy that will require upfront investment and patience, we are optimistic that it could produce results as early as the fourth quarter of 2012.”

Year-End Results

For the year ended December 31, 2011, net sales increased by 12.4% to $581.9 million, compared with $517.6 million in the prior year. This growth was driven by higher product sales and an increase in the average number of active Associates in the Asia Pacific region. Favorable changes in currency exchange rates accounted for $15.0 million of the overall increase.

Net earnings for the year ended December 31, 2011 increased by 11.2% to $50.8 million, or $3.26 per share, compared with $2.86 per share in the prior year. This growth in net earnings was driven by higher sales and improved gross profit margins, partially offset by higher Associate incentive expenses, higher selling, general and administrative expenses, due primarily to the inclusion of a full year of our China operations and a higher effective tax rate.

The Company continued its successful track record of generating cash from operations during 2011. Cash generated from operations totaled $16.6 million for the fourth quarter and $70.1 million for the year ended December 31, 2011. The Company repurchased 1.1 million shares in 2011 for a total investment of $33.5 million. The Company ended the year debt free, with approximately $50.0 million in cash and cash equivalents, and a remaining repurchase authorization of approximately $28 million.

“In 2012, we will focus on driving future growth in China, executing our strategy in North America and opening three new markets, namely Thailand, France and Belgium,” Mr. Wentz continued. “Finally, we are excited that 2012 marks USANA’s 20-year anniversary. We will celebrate this important milestone at our International Convention held in Salt Lake City, which will be our largest and most exciting event yet.”

Outlook

The Company provided the following financial outlook for 2012:

  Consolidated net sales between $600 million and $615 million
  Earnings per share between $3.35 and $3.45

Chief Financial Officer Doug Hekking commented, “While our outlook projects continued top-line growth in 2012, it anticipates currency headwinds from a stronger U.S. dollar. Our earnings projection also reflects modestly lower operating margins as a result of expected pressure on gross margins and increased SG&A spending during the year to support our North America growth strategy. Going forward, we will continue to capitalize on the strength of our business model to increase sales and profitability and to generate long-term cash flow.”

Conference Call

USANA will hold a conference call and webcast to discuss this announcement with investors on Wednesday, February 8, 2012 at 10:30 a.m. Eastern Time. Investors may listen to the call by accessing USANA’s website at http://www.usanahealthsciences.com.

About USANA

USANA develops and manufactures high-quality nutritional, personal care and weight-management products that are sold directly to Associates and Preferred Customers throughout the United States, Canada, Australia, New Zealand, Hong Kong, Japan, Taiwan, South Korea, Singapore, Mexico, Malaysia, the Philippines, the Netherlands, the United Kingdom and Thailand. Additionally, USANA’s wholly owned subsidiary, BabyCare, Ltd., operates a direct selling business in China. More information on USANA can be found at http://www.usanahealthsciences.com.

Safe Harbor

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. Our actual results could differ materially from those projected in these forward-looking statements, which involve a number of risks and uncertainties, including global economic conditions generally, reliance upon our network of independent Associates, the governmental regulation of our products, manufacturing and marketing risks, adverse publicity risks, and risks associated with our international expansion. The contents of this release should be considered in conjunction with the risk factors, warnings, and cautionary statements that are contained in our most recent filings with the Securities and Exchange Commission.

USANA Health Sciences, Inc.
Consolidated Statements of Earnings
(In thousands, except per share data)
(Unaudited)

	Quarter Ended		Year Ended
	1-Jan-11	31-Dec-11	1-Jan-11 (1)	31-Dec-11

Net sales	$137,540	$145,947	$517,644	$581,939
Cost of sales	24,570	24,620	95,482	101,692
Gross profit	112,970	121,327	422,162	480,247

Operating expenses
Associate incentives	61,444	67,203	233,187	265,928
Selling, general and administrative	33,401	34,025	120,759	137,063

Earnings from operations	18,125	20,099	68,216	77,256

Other income (expense)	345	(12)	648	222
Earnings before income taxes	18,470	20,087	68,864	77,478

Income taxes	6,079	6,926	23,213	26,726

NET EARNINGS	$12,391	$13,161	$45,651	$50,752

Earnings per share - diluted	$0.75	$0.87	$2.86	$3.26
Weighted average shares outstanding - diluted	16,479	15,177	15,942	15,574

(1) Derived from audited financial statements.

USANA Health Sciences, Inc.
Consolidated Balance Sheets
(In thousands)
(Unaudited)

	As of	As of
	1-Jan-11	31-Dec-11

ASSETS
Current Assets
Cash and cash equivalents	$ 24,222	$ 50,353
Inventories	34,078	36,968
Other current assets	23,377	18,738
Total current assets	81,677	106,059

Property and equipment, net	57,568	60,754
Goodwill	17,267	17,740
Intangible assets, net	41,915	42,637
Deferred income taxes	12,383	11,033
Other assets	5,826	6,273
Total assets	$ 216,636	$ 244,496

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$ 6,445	$ 7,952
Other current liabilities	52,584	51,744
Total current liabilities	59,029	59,696

Other long-term liabilities	1,012	942
Deferred income taxes	9,793	9,948
Stockholders' equity	146,802	173,910
Total liabilities and stockholders' equity	$ 216,636	$ 244,496

USANA Health Sciences, Inc.
Sales by Region
(Unaudited)
(In thousands)

	Quarter Ended
	1-Jan-11		31-Dec-11
Region
North America

United States	$37,067	27.0%	$35,929	24.6%

Canada	17,059	12.4%	16,128	11.1%

Mexico	5,427	3.9%	5,013	3.4%

North America Total	59,553	43.3%	57,070	39.1%

Asia Pacific

Southeast Asia/Pacific	25,080	18.2%	29,411	20.2%

Greater China	46,124	33.5%	52,021	35.6%

North Asia	6,783	5.0%	7,445	5.1%

Asia Pacific Total	77,987	56.7%	88,877	60.9%

Total	$137,540	100.0%	$145,947	100.0%

Active Associates by Region (1)
(Unaudited)

	As of
	1-Jan-11		31-Dec-11
Region
North America

United States	51,000	22.4%	45,000	20.2%

Canada	24,000	10.5%	23,000	10.4%

Mexico	11,000	4.8%	10,000	4.5%

North America Total	86,000	37.7%	78,000	35.1%

Asia Pacific

Southeast Asia/Pacific	41,000	18.0%	49,000	22.1%

Greater China	93,000	40.8%	86,000	38.7%

North Asia	8,000	3.5%	9,000	4.1%

Asia Pacific Total	142,000	62.3%	144,000	64.9%

Total	228,000	100.0%	222,000	100.0%

(1) Associates are independent distributors of our products who also purchase our products for their personal use. We only count as active those Associates who have purchased product at any time during the most recent three-month period, either for personal use or for resale.

Active Preferred Customers by Region (2)
(Unaudited)

	As of
	1-Jan-11 (3)		31-Dec-11
Region
North America

United States	36,000	51.4%	35,000	54.7%

Canada	14,000	20.0%	14,000	21.9%

Mexico	4,000	5.7%	3,000	4.7%

North America Total	54,000	77.1%	52,000	81.3%

Asia Pacific

Southeast Asia/Pacific	6,000	8.6%	6,000	9.4%

Greater China	9,000	12.9%	5,000	7.8%

North Asia	1,000	1.4%	1,000	1.5%

Asia Pacific Total	16,000	22.9%	12,000	18.7%

Total	70,000	100.0%	64,000	100.0%

(2) Preferred Customers purchase our products strictly for their personal use and are not permitted to resell or to distribute the products. We only count as active those Preferred Customers who have purchased product at any time during the most recent three-month period.

(3) The Preferred Customer count as of January 1, 2011 has been updated to correct an inaccuracy reported for BabyCare under Greater China. The Preferred Customer count previously reported for BabyCare was 14,000, which brought the Preferred Customer count for Greater China to 16,000. These numbers have been corrected to 7,000 for BabyCare, and 9,000 for Greater China. This correction represents a change of 7,000 to total Preferred Customers reported as of January 1, 2011.

CONTACT:
USANA Health Sciences, Inc.
Investors contact:
Patrique Richards, 801-954-7961
Investor Relations
investor.relations@us.usana.com
Media contact:
Dan Macuga, 801-954-7280
Public Relations